JOINT  FILING  AGREEMENT

THIS  AGREEMENT  dated  the  7th  day  of  June,  2001.

WHEREAS:

A. Valor Invest Limited ("Valor") is the beneficial holder of 303,175 shares of common stock of Drummond Financial Corporation ("Drummond") and Estevao Popovics controls Valor; and

B.  Valor  and  Estevao  Popovics  (each  a  "Filer"  and  collectively,  the
"Filers") are responsible for filing a Schedule 13D (the "Schedule 13D") relating to the acquisition of the shares of common stock of Drummond, pursuant to U.S. securities laws.

NOW  THEREFORE  THE  PARTIES  AGREE  AS  FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the
    completeness    and  accuracy  of any of the information contained in the
    Schedule 13D as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D contains the required information with regard to each Filer and indicates that it is filed on behalf of both Filers; and

4. Each Filer agrees that the Schedule 13D to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN  WITNESS  WHEREOF the parties have duly executed this Joint Filing Agreement.


VALOR  INVEST  LIMITED


By:  /s/ Estevao Popovics                  By:  /s/ Estevao Popovics
     ----------------------------               -------------------------
     Estevao  Popovics,  Director               Estevao  Popovics